SECOND WARRANT MODIFICATION AGREEMENT

This Agreement is made as of December 16, 2002, by and between THERMOENERGY CORPORATION f/k/a Innotek Corporation (the “Corporation”) and Robert S. Trump (“Holder”).

WHEREAS, the Corporation has previously executed and delivered to Holder a certain Warrant Certificate and Warrant Agreement dated October 14, 1994, as restated in an agreement dated July 25, 1997 between the Corporation and the Holder, for the purchase of 62,500 shares of the Series B Common Stock of the Corporation; and

WHEREAS, pursuant to an agreement dated as of January 15, 1998 between the Company and the Holder, among other things, the warrant exercise period set forth in the Warrant Certificate and the Warrant Agreement was extended until January 15, 2003, and the warrant exercise price set forth in the Warrant Certificate and the Warrant Agreement was changed to two and 00/100 ($2.00) dollars per share; and

WHEREAS, the previous designations of “Series A” and “Series B” Common Stock of the Corporation were eliminated effective as of June 27, 2000, with the result that there is now only one class of Common Stock of the Corporation; and

WHEREAS, the Corporation and Holder mutually desire, among other things, to (a) further modify the warrant exercise price set forth in the Warrant Certificate and the Warrant Agreement to one and 82/100 ($1.82) dollars per share, and to increase the number of shares covered by the Warrant Certificate and the Warrant Agreement to 68,750 shares, in order to reflect the effect of the ten (10%) percent stock dividend declared by the Corporation on June 10, 2002 and (2) to further extend the expiration date of the Warrant Certificate and the Warrant Agreement for a five (5) year period so that same shall expire on January 15, 2008.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Modification of Warrant Certificate.

          The Warrant Certificate is hereby amended effective as of the date hereof as follows:

          (a) The portion of the first sentence of the Warrant Certificate (as previously modified) ending with the phrase “two and 00/100 ($2.00) dollars per share” in or about the 7th and 8th lines thereof is hereby amended in its entirety to read as follows: “This is to certify that, for value received, Robert S. Trump, and/or his assign(s), (the “Warrant Holder”) is entitled to purchase at any time during the period commencing as of October 14, 1994 and expiring on

January 15, 2008, sixty-eight thousand seven hundred fifty (68,750) shares of the common stock (the “Common Stock”) of ThermoEnergy Corporation, f/k/a Innotek Corporation (the “Corporation”) from the Corporation at a purchase price of one and 82/100 ($1.82) dollars per share”; and

          (b) all references to the number of shares covered by the Warrant Certificate are hereby amended to read “sixty-eight thousand seven hundred fifty (68,750) shares of Common Stock”.

     2. Modification of Warrant Agreement.

     The Warrant Agreement is hereby amended effective as of the date hereof as follows:

          (a) the term “Shares” shall mean 68,750 shares of the Corporation’s Common Stock;

          (b) the term “Warrant Expiration Date” shall mean January 15, 2008; and

          (c) the term “Warrant Price” shall mean one and 82/100 ($1.82) dollars per share.

     3. Previous Reverse Stock Splits and Stock Dividends. All share amounts and exercise prices referred to in this agreement reflect the Corporation’s one-for-four stock split effectuated in March 1994, the Corporation’s one-for-four stock split effectuated in December 1996 and the Corporation’s ten (10%) percent stock dividend issued as of June 10, 2002.

     4. Confirmations. The parties acknowledge and agree that the Warrant Certificate and the Warrant Agreement, as modified herein, are in full force and effect and are binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

     5. Laws. This agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without reference to principles of conflict of laws.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above first written.

THERMOENERGY CORPORATION

By:

P.L. Montesi, President

By:

Dennis C. Cossey, Secretary

Robert S. Trump